CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT

I hereby consent to the inclusion of my report, dated October 13, 1999, in the Registration Statement being filed under the Securities Act of 1933 and the Investment Company Act of 1940 by Copley Fund, Inc., relating to the financial statements, as of August 31, 1999.

I also consent to the reference to my practice as an independent certified public accountant

/s/  Roy G. Hale
     Roy G. Hale
     Certified Public Accountant